Schedule A

FIRST INVESTORS LIFE SERIES FUNDS

Balanced Income Fund
Government Cash Management Fund
Covered Call Strategy Fund
Equity Income Fund
Fund For Income
Government Fund
Growth & Income Fund
International Fund
Investment Grade Fund
Limited Duration Bond Fund
Opportunity Fund
Real Estate Fund
Select Growth Fund
Special Situations Fund
Total Return Fund

Schedule updated as of January 31, 2018